Exhibit 5.2

Client: 92768-0004

October 15, 2019

Trinity Sub Inc.
55 Merchant Street, Suite 1500
Honolulu, Hawaii 96813

Re:	Trinity Sub Inc.
Registration Statement on Form S‑4 (File No. 333-233214)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4, File No. 333-233214, as amended (the “Registration Statement”), of Trinity Sub Inc., a Maryland corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration by the Company of up to (a) 154,823,562 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (b) 34,500,000 redeemable warrants to purchase up to 8,625,000 shares of Common Stock (the “Warrants”), and (c) 5,186,676 shares of Common Stock issuable upon exercise of the Warrants, to be issued by the Company in connection with that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 9, 2019, by and among the Company, Trinity Merger Corp. (“Trinity”), a Delaware corporation, Trinity Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Company, Trinity Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, PBRELF I, LLC, a Washington limited liability company, BRELF II, LLC, a Washington limited liability company, BRELF III, LLC, a Washington limited liability company, and BRELF IV, LLC, a Washington limited liability company, Pyatt Broadmark Management, LLC, a Washington limited liability company, Broadmark Real Estate Management II, LLC, a Washington limited liability company, Broadmark Real Estate Management III, LLC, a Washington limited liability company, and Broadmark Real Estate Management IV, LLC, a Washington limited liability company.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the specimen Common Stock and Warrants, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Bylaws, that certain Warrant Agreement Warrant Agreement, dated May 14, 2018 (the “Warrant Agreement”), by and between Trinity and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), and the form of proposed amendment to the Warrant Agreement referenced in the Registration Statement (the “Warrant Amendment”), and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinion set forth below.  In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.  As to any facts material to this opinion, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company, Trinity and others.  To the extent that our opinion may be dependent upon such matters, we have assumed, without independent investigation, that each party to any document, other than the Company and Trinity, has all requisite authority and power to execute, deliver and perform its obligations under the documents to which it is a party; that the execution and delivery of such documents by each such party and the performance of its obligations thereunder have been duly authorized by all necessary action and do not violate any law, rule, regulation, order, judgment or decree applicable to each such party; and that such documents have been duly executed and delivered by each such party, as applicable, and that each of such document is a legal, valid and binding obligation of each such party thereto, enforceable against each such party in accordance with its terms.

October 15, 2019

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Warrants, when issued in the manner described in the Registration Statement and in accordance with and pursuant to the Warrant Agreement as contemplated to be amended by the Warrant Amendment, and, assuming the due authorization, execution and delivery of such Warrants by the Warrant Agent, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion expressed above is subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York.  This opinion is limited to the effect of the current state of the laws of the State of New York and the facts as they currently exist.  We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinion above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers or distributions by corporations to stockholders and (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws; (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iii) any provision waiving the right to object to venue in any court; (iv) any agreement to submit to the jurisdiction of any federal court; (v) any waiver of the right to a jury trial; or (vi) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the joint proxy statement/prospectus that forms a part thereof.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP
Gibson, Dunn & Crutcher LLP